Exhibit 99

JOY GLOBAL INC.	News Release
At the Company:	At FRB | Weber Shandwick:
Donald C. Roof	Georganne Palffy
Executive Vice President and	Analyst Contact
Chief Financial Officer and Treasurer	312-640-6768
414-319-8517

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS
FOR FISCAL 2005 THIRD QUARTER

•   Quarterly sales increase 37% to record levels; P&H Mining sales up 55%
•   EPS in Q3 of $0.37 net of $0.20 effect of bond tender costs
•   Operating earnings increase 144% to $73 million; incremental operating profitability of 31%
•   Quarterly bookings of $544 million; LTM bookings approaching $2.2 billion
•   Strong market conditions continue to point to extended mining cycle

Milwaukee, WI – August 29, 2005 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the third quarter of fiscal year 2005. Net sales for the quarter increased by 37 percent to $523 million, compared with $382 million in the third quarter of last year. Operating income totaled $73 million in the third quarter, versus $30 million in the corresponding quarter last year. Net income was $31 million or $0.37 per diluted share in the quarter, compared with $16 million or $0.20 per diluted share in the third quarter of fiscal 2004. EPS in the current quarter was reduced by $0.20 due to costs related to the successful tender for the company’s outstanding senior subordinated notes. All per share data reflects the 3-for-2 stock split of the company’s common stock in January 2005.

“Third quarter results continued our strong operating performance trend,” said John Hanson, chairman, president and CEO of Joy Global Inc. “New orders exceeded $540 million in the quarter, despite Joy Mining experiencing a $62 million decline in roof support orders from the same quarter last year. Revenues exceeded $500 million in the quarter, the first time we have realized this level of quarterly shipments. Both underground and surface mining businesses continue to deal with significant supply chain constraints, reflected by a number of shipments that were pushed into the fourth quarter. Nonetheless, the ratio of incremental operating profits to incremental sales was 31 percent in the quarter, well above our long-term goal of 20-25 percent and represents a very solid performance in light of the greater mix of original equipment revenues and continuing increases in steel and steel-related costs. Conditions in our end markets continue to point to an extended, strong global mining cycle. We face the challenge of increasing capacity to meet demand, while managing a tight supply chain. Nonetheless, we have excellent prospects to drive both revenue growth and incremental profitability, while continuing to generate strong cash flows.”

The mix of original equipment (“OE”) shipments increased dramatically in the third quarter, continuing the trend of the prior quarter and reaching the highest percentage in a number of years. OE revenues during the quarter were more than 40 percent of total revenues, compared with less than one-third in the prior year period. Gross profit margins improved in the quarter to 28 percent of sales, compared with 26 percent in the third quarter of fiscal 2004, despite the higher percentage of OE revenues, reflecting the strong margin performance of all segments of the business. The continued strength in gross profit was primarily due to favorable product margins, increased factory absorption, and effective expense control. Product development, selling and administrative expenses totaled $75 million, or 14 percent of sales, in the current quarter, compared with $71 million, or 18 percent of sales, in the comparable quarter of fiscal 2004. Total expenses reflected inflationary increases in SG&A costs, along with higher variable compensation, legal fees, foreign pension costs, and other lesser items.

Reported results in the third quarter were affected by non-recurring items, including $24 million in debt repurchase costs from the tender of outstanding senior subordinated notes. The effective income tax rate in the current quarter was 36 percent of pre-tax book income, essentially equal to the rate in the corresponding quarter last year. Cash taxes continue to be substantially lower than book taxes, with total cash taxes in the third quarter of $2 million, which brings year-to-date cash taxes to $14.5 million, or 10% of pre-tax income. This low cash tax rate contributed to the $6 million increase in net cash in the quarter, which occurred despite $69 million of cash being used for pension plan pre-funding and bond tender premium costs.

Joy Mining Machinery Operating Results

•   Despite increased OE mix in revenues, incremental profitability was 44%
•   Total Q3 bookings of $328 million down 15% due to $62 million lower roof support orders

Incoming order rates in the underground mining markets served by Joy Mining are subject to quarterly variability. This “lumpiness” was reflected in the third quarter, as original equipment orders were lower during the quarter, due to reduced roof support orders. As a result, total orders booked were 15 percent lower than in the third quarter of fiscal 2004, although still 18 percent higher than Joy’s revenues in the current quarter. Current market conditions, both domestic and international, remain strong with lead times lengthening to over 6 months for equipment rebuilds, and 12 months or more for most original equipment products.

Net sales at Joy Mining were strong, up 24 percent over the same quarter of the prior year, with both original equipment and aftermarket revenues realizing double-digit increases. Supply constraints in specialty steel are easing somewhat, although prices remain firm. Areas of restricted supply include castings, fabrications, bearings and other purchased components. Fabrication and casting constraints are expected to lessen in the fourth quarter, and significant efforts are being made to ensure that customers’ requirements are met, particularly in aftermarket parts and services where service levels have remained high.

Gross profit margins at Joy Mining were 32 percent in the third quarter versus 29 percent in the third quarter of last year. Operating margins were 17.5 percent of sales, and incremental operating profitability was 44 percent for the quarter. The very high level of incremental profitability, despite the heavier original equipment product mix, resulted from favorable margins on certain product lines, strong absorption of manufacturing expenses and excellent cost controls. Joy Mining successfully recovered its steel and steel-related cost increases in the quarter. Incremental profitability in the upcoming fourth quarter is expected to moderate to a range of 20-25 percent, largely due to product mix.

Joy Mining continues to take steps to increase overall capacity, including those to alleviate its supply chain constraints. A new service center in Lebanon, Kentucky, is expected to open in the fourth quarter of fiscal 2005. Additional capacity investments include the development of assembly and machining capabilities for armored face conveyors in China.

P&H Mining Equipment Operating Results

•   Bookings increase 48% to $217 million; parts orders up 53% from strong prior year quarter
•   Revenues of $244 million up 55%, with OE revenues up 137%

Incoming order rates in the surface mining markets served by P&H Mining were very strong in the third quarter. Overall orders increased by 48 percent over the third quarter last year. Aftermarket orders were similarly strong, including orders for parts, which increased by over 50 percent from last year. Order levels for replacement parts reflect the mining companies’ drive towards higher production from existing equipment. Mining shovel orders received in the quarter were again in excess of current production capacity, with overall lead times continuing to increase.

Net sales at P&H Mining were very strong in the third quarter, up 55 percent in total over the prior year’s quarter, and original equipment sales improved 137 percent over a year ago. Shovel production is running at a rate of 17 shovels per year. P&H’s capacity will be increased by 40% when its current expansion of machining capacity and capability is completed at the end of fiscal 2006.

Gross profit margins at P&H Mining were 23 percent in the third quarter, approximately equal with margins in the third quarter of last year. Operating margins improved significantly to 13.2 percent of sales from 8.9 percent in the year ago period. Incremental profitability was restrained by certain lower margin mining shovels where the order activity originated prior to recent steel cost increases. Steel availability is adequate, although prices remain firm. Meanwhile, costs continue to increase on steel-related products from suppliers.

Cash and Liquidity

During the third quarter the company completed the repurchase of the remaining $167 million of the outstanding senior subordinated notes. The total cost, including the tender premium, was $188 million. Including the write-off of unamortized original placement costs, a pre-tax charge of $24 million was recorded in the quarter.

In July, the company made a pre-payment to its domestic defined benefit plans in the amount of $48 million. This payment resulted in the company’s domestic plans being in excess of 90 percent funded for ERISA purposes for the second consecutive year and, as a result, these plans require no further funding over the following two plan years under current ERISA legislation. The company notes that interest rate increases during the next two years could make further cash contributions unnecessary for several years. This outcome could change if various pension proposals currently under discussion in Congress are adopted.

Working capital management continues to be a challenge due to strong business conditions. Significant initiatives are being implemented in the areas of inventory, accounts receivable and advance payments to optimize net working capital investment. Solid advancement on these initiatives was achieved during the quarter, and as a result, account receivable days outstanding decreased, inventory turns increased and non-cash working capital levels were essentially unchanged from the end of the second quarter. Capital spending in the quarter was approximately $10 million. The company anticipates total capital spending for the current fiscal year to range between $35 million and $40 million.

The strong performance in the management of working capital allowed the company’s net cash position to improve during the quarter despite the large pension deposit and premiums paid in repurchasing the senior subordinated notes. Cash balances of $70 million at the end of the third quarter primarily represented cash in the company’s international operations, and net cash was $42 million at quarter’s end.

The company did not repurchase any stock during the quarter under the recently announced buyback program. Outstanding shares of the company may be repurchased from time to time over the next 21 months. Cash generated from operations or additional borrowings under debt facilities, including the anticipated new senior revolving facility, will provide funds for this program.

Market Conditions Remain Strong

Commodity markets remain strong, resulting in increased spending for mining equipment and services. Analysts expect strong U.S. coal demand for an extended period. Alternative fuel sources for electrical production continue to be either expensive, as with natural gas, or of limited availability, as with nuclear and hydroelectric. The recently enacted energy legislation provides significant funds for the research on advanced coal technologies, which could provide additional demand if large-scale applications are found to be economical. Hanson added, “We continue to believe the U.S. coal market is in a protracted cyclical upturn, creating great opportunities for Joy Global.”

Demand for Australian and South African coal continues to exceed their export capabilities, with prices for export coal remaining at high levels. Discussions for the purchase of new equipment are proceeding with customers in China and Russia, whose emerging coal markets represent one of the company’s most significant long-term growth opportunities.

The non-coal markets served by the surface mining customers of P&H are showing continued strength. Selling prices for copper and iron ore greatly exceed production costs, such that even a significant decline in these prices should allow mining companies to continue to operate very profitably. Rising demand for these commodities will require additional mining capacity since current capacity is near full utilization. High oil prices are driving mining activity in the Canadian oil sands, as well as two recent merger transactions in that market. Future oil sands projects are committed to truck and shovel operations which holds promise for increased sales of P&H Mining equipment. As in the previous quarter, orders for new shovels again exceeded current shovel production capacity. Lead times continue to increase at P&H Mining, and could increase dramatically depending on the results of ongoing customer discussions involving multiple shovel orders.

“We believe this capital cycle in mining equipment is different from those in the past two decades, specifically in length and strength,” remarked Hanson. “Factors include relative supply/demand balance with growing global demand, a consolidated and more disciplined producer base, and the added demand from “new” markets. All of this creates a strong business environment for both of our operations.”

Future Outlook Holds Promise for Higher Revenues and Margins

Hanson stated, “We believe that we will continue to experience incoming order rates in excess of quarterly revenues for several quarters, although quarterly bookings will remain volatile. Critical to our success will be the ability to meet the needs of our major customers, alleviate the supply chain constraints restricting revenue growth, and drive increasing operating margins at higher business volumes.”

“The capacity expansion project for P&H Mining which was approved by our board in May will not be completed until the end of fiscal 2006. The only other new capacity that will be coming on line in the next 12 months is the shuttle car and motor centers of excellence for Joy Mining in Lebanon, Kentucky, though, for the most part, Joy Mining is constrained by supply chain limits rather than internal capacity. Therefore, it is imperative that our critical suppliers support us as we strive for increased revenues. Assuming that progress can be made in this area, we now believe that total revenues in the coming 12 months will be in the range of $2.15 to $2.35 billion.”

Hanson concluded, “We continue to perform very well in controlling costs and driving operating improvements. Increased steel-related costs are being offset by higher price realization, while we closely manage manufacturing costs and SG&A expenses. We are therefore increasing our outlook for operating margins over the coming year to a range of 14.6 to 15.5 percent of sales from the previous outlook averaging 13.3 percent.”

Based on the above factors, management is increasing its next twelve month guidance and expects that operating income will be in the range of $315 to $365 million and earnings per share in the range of $2.40 to $2.80. The EPS guidance is based on currently outstanding shares, before any effect of the company’s stock buyback program.

Quarterly Conference Call

Management will discuss third quarter results on a conference call to be held at 11:00 AM EDT on August 30, 2005. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #8140172. A rebroadcast of the call will be available until the close of business on September 15, 2005 by dialing 800-642-1687 or 706-645-9291, access code #8140172. Finally, a replay of the webcast will be accessible until September 30, 2005, through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the duration of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the underabsorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Net sales	$ 522,596	$ 381,920	$ 1,388,211	$ 1,003,288
Costs and expenses:
Cost of sales	375,341	282,063	988,944	742,523
Product development, selling
and administrative expenses	75,370	70,575	221,581	202,763
Restructuring charges	204	102	204	604
Other income	(1,306)	(735)	(2,677)	(2,730)

Operating income	72,987	29,915	180,159	60,128
Interest expense, net	(1,617)	(5,022)	(9,568)	(15,056)
Loss on debt repurchase	(24,205)	—	(29,242)	—

Income before reorganization items	47,165	24,893	141,349	45,072
Reorganization items	1,167	737	3,490	2,386

Income before provision for income taxes	48,332	25,630	144,839	47,458
Provision for income taxes	(17,550)	(9,375)	(53,050)	(11,425)

Net income	$ 30,782	$ 16,255	$ 91,789	$ 36,033

Net income per share:
Basic	$ 0.38	$ .0.21	$ 1.14	$ 0.46

Diluted	$ 0.37	$ .0.20	$ 1.12	$ 0.45

Dividends per share	$ 0.1125	$ 0.05	$ 0.30	$ 0.133

Weighted average shares outstanding:
Basic	80,929	78,600	80,534	77,766

Diluted	82,294	80,904	82,220	79,981

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	July 30, 2005	October 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 69,895	$ 231,706
Accounts receivable, net	313,997	259,897
Inventories	538,883	443,810
Other current assets	56,818	56,639

Total current assets	979,593	992,052
Property, plant and equipment, net	199,908	207,974
Intangible assets, net	40,880	40,213
Deferred income taxes	103,087	129,424
Other assets	104,319	70,696

Total assets	$1,427,787	$1,440,359

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$ 673	$ 3,110
Trade accounts payable	146,294	139,178
Employee compensation and benefits	76,532	82,472
Advance payments and progress billings	164,448	87,507
Income taxes payable	9,499	4,910
Other accrued liabilities	120,109	114,675

Total current liabilities	517,555	431,852
Long-term obligations	27,265	202,869
Other non-current liabilities	355,180	353,590
Shareholders' equity	527,787	452,048

Total liabilities and shareholders' equity	$1,427,787	$1,440,359

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA:
Consolidated:
Net Income	$ 30,782	$ 16,255	$ 91,789	$ 36,033
Provision for Income Taxes	17,550	9,375	53,050	11,425
Loss on Debt Repurchase	24,205	—	29,242	—
Reorganization Items - (Income) Expense	(1,167)	(737)	(3,490)	(2,386)
Interest Expense, Net	1,617	5,022	9,568	15,056

Operating Income	72,987	29,915	180,159	60,128
Restructuring Charges	204	102	204	604
Depreciation	9,878	9,453	28,371	28,511
Amortization	1,087	1,392	3,062	6,447

Consolidated Adjusted EBITDA	$ 84,156	$ 40,862	$ 211,796	$ 95,690

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA:
Underground Mining Machinery:
Operating Income	$ 48,818	$ 25,004	$ 121,469	$ 49,446
Restructuring Charges	204	87	204	372
Depreciation	5,784	5,378	15,945	16,132
Amortization	905	991	2,518	5,229

Underground Mining Machinery Adjusted EBITDA	$ 55,711	$ 31,460	$ 140,136	$ 71,179
Surface Mining Equipment:
Operating Income	$ 32,213	$ 13,998	$ 82,722	$ 32,957
Restructuring Charges	—	15	—	232
Depreciation	4,062	4,036	12,331	12,262
Amortization	182	401	544	1,218

Surface Mining Equipment Adjusted EBITDA	$ 36,457	$ 18,450	$ 95,597	$ 46,669
Consolidated:
Operating Income	$ 72,987	$ 29,915	$ 180,159	$ 60,128
Restructuring Charges	204	102	204	604
Depreciation	9,878	9,453	28,371	28,511
Amortization	1,087	1,392	3,062	6,447

Consolidated Adjusted EBITDA	$ 84,156	$ 40,862	$ 211,796	$ 95,690

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$ 278,901	$225,144	$ 800,489	$ 579,639
Surface Mining Equipment	243,695	156,776	587,722	423,649

Total Sales By Operation	$ 522,596	$381,920	$ 1,388,211	$ 1,003,288

Net Sales By Product Stream:
Aftermarket Revenues	$ 306,405	$259,177	$ 866,440	$ 708,929
Original Equipment	216,191	122,743	521,771	294,359

Total Sales By Product Stream	$ 522,596	$381,920	$ 1,388,211	$ 1,003,288

Net Sales By Geography:
United States	$ 237,447	$170,445	$ 635,751	$ 460,491
Rest of World	285,149	211,475	752,460	542,797

Total Sales By Geography	$ 522,596	$381,920	$ 1,388,211	$ 1,003,288

CASH FLOW DATA:
Depreciation and Amortization (1)	$ 11,275	$ 11,279	$ 32,593	$ 37,714
Decrease (Increase) in Net Working Capital Items	(7,994)	34,808	(59,121)	13,357
Contribution to US Qualified Pension Plan	48,400	88,000	48,400	88,000
Property, Plant and Equipment Acquired	7,984	5,262	21,264	10,976
Cash Interest Paid	4,699	1,066	14,732	11,921
Cash Taxes Paid	1,966	2,068	14,522	10,745
(1) - Including the amortization of financing fees
BOOKINGS DATA:
Underground Mining Machinery	$ 327,764	$384,904	$ 1,004,358	$ 866,960
Surface Mining Equipment	216,648	146,033	668,850	542,279

Total Bookings	$ 544,412	$530,937	$ 1,673,208	$ 1,409,239

	Amounts as of
	July 30, 2005	April 30, 2005	January 29, 2005	October 30, 2004

BACKLOG DATA:
Underground Mining Machinery	$ 638,186	$589,323	$562,992	$434,317
Surface Mining Equipment	368,867	395,914	313,517	287,739

Total Backlog	$1,007,053	$985,237	$876,509	$722,056